EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GENERAL MARITIME CORPORATION

PURSUANT TO THE MARSHALL ISLANDS
BUSINESS CORPORATIONS ACT

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:

ARTICLE ONE

The name of the Corporation shall be General Maritime Corporation.

ARTICLE TWO

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Marshall Islands Business Corporations Act.

ARTICLE THREE

The total number of shares of capital stock that the Corporation has authority to issue is (i) fifteen million (15,000,000) shares of Common Stock, par value $0.01 per share and (ii) five million (5,000,000) shares of Preferred Stock, par value $0.01 per share.

The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions from time to time adopted, and subject to the limitations provided by law, to establish and designate one or more series of Preferred Stock, and such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board.

To the extent prohibited by section 1123(a)(6) of the United States Bankruptcy Code, the Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (i) have no further force and effect beyond that required under section 1123 of the United States Bankruptcy Code and (ii) in all events may be amended or eliminated in accordance with applicable law as may be in effect.

ARTICLE FOUR

The Corporation is to have perpetual existence.

ARTICLE FIVE

Unless otherwise expressly approved by the Board, prior to the Restriction Release Date (defined below), no Equity Securities of the Corporation shall be Transferred, if such Transfer would (i) result in there being more than 200 holders of record of such class of Equity Securities as determined pursuant to Section 12(g) of the Exchange Act, with each Participant being a single holder of record for these purposes, or (ii) otherwise require the Corporation to register any class of Equity Securities under the Exchange Act or any other applicable federal or state securities laws.

No employee or agent of the Corporation, including any Transfer Agent on the books maintained by such Transfer Agent for that purpose, will record any purported Transfer in violation of this ARTICLE FIVE, and any such purported Transfer will be null and void, and will not be recognized by the Corporation, for any or all purposes.  Without limitation, the intended Transferee in any such purported Transfer of Equity Securities will not be recognized as a shareholder of the Corporation (hereinafter referred to as a “shareholder”) for any purpose whatsoever and will not be entitled with respect to such Equity Securities to any rights of shareholders, including without limitation the rights to vote such Equity Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any.

The Board will have the sole power to make determinations regarding compliance with this ARTICLE FIVE and any matters related thereto; and the good faith determination of the Board on such matters will be conclusive and binding for all purposes of this ARTICLE FIVE; provided, however, the Board may designate a sub-committee of the Board or an officer of the Corporation to make any determination or approval required by this ARTICLE FIVE.

Each certificate representing Equity Securities issued prior to the Restriction Release Date, other than global stock certificates deposited with or for the benefit of the DTC and registered in the name of Cede & Co. or any other nominee of the DTC, will contain the legend that refers to the restrictions set forth in this ARTICLE FIVE as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE FIVE OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF GENERAL MARITIME CORPORATION.  GENERAL MARITIME CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED ARTICLES OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

Any Transfer or attempted Transfer of any Equity Securities in violation of any provision of these articles of incorporation shall be void, and the Corporation shall not record such Transfer on its books or treat any purported Transferee of such Equity Securities as the owner of such Equity Securities for any purpose.

No shareholder shall avoid the provisions of these articles of incorporation by (x) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such shareholder’s interest in any such Permitted Transferee, or (y) issuing or permitting any Transfer of any legal or beneficial interests in such shareholder other than to the current direct and indirect holders of such interests.

ARTICLE SIX

In connection with an initial public offering or other underwritten public offering by the Corporation under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), no holder of Equity Securities shall (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144 promulgated under the Securities Act), directly or indirectly, any Equity Securities of the Corporation (including Equity Securities which may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the Securities and Exchange Commission), or any securities, options, or rights convertible into or exchangeable or exercisable for shares of Equity Securities (“Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) of this ARTICLE SIX, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any equity securities or Other Securities, whether such transaction is to be settled by delivery of such equity securities, Other Securities, in cash or otherwise, or (iv) publicly disclose the intention to enter into any transaction described in (i), (ii) or (iii) above, from the date on which the Corporation gives notice to the holders of shares of Equity Securities that a preliminary prospectus has been circulated for the public offering to the date that is (x) in the case of the initial public offering, 180 days following the date of the final prospectus for such initial public offering, or (y) in the case of any other  underwritten public offering, 90 days (subject to any customary extension requested by the underwriters) following the date of the final prospectus for such public offering (or, in the case of clause (x) or (y), such shorter period as agreed to by the underwriters designated as “book-runners” managing such public offering), unless such book-runners otherwise agree in writing (such period, the “Holdback Period”).  If (1) the Corporation issues an earnings release or other material news or a material event relating to the Corporation and its subsidiaries occurs during the last 17 days of the Holdback Period or (2) prior to the expiration of the Holdback Period, the Corporation announces that it will release earnings results during the 16-day period beginning upon the expiration of the Holdback Period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with Financial Industry Regulatory Authority Rule 2711(f)(4), the Holdback Period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be (such period referred to herein as the “Holdback Extension”).  The Corporation may impose stop-transfer instructions with respect to its securities that are subject to the foregoing restriction until the end of such period, including any period of Holdback Extension.

In connection with any such public offering, each holder of Equity Securities of the Corporation shall enter into any lockup or similar agreement with the underwriters managing the public offering as the Board may request.

ARTICLE SEVEN

If the Board or Oaktree approves a Sale of the Company (an “Approved Sale”), each shareholder shall vote for, consent to and raise no objections against such Approved Sale.  If the Approved Sale is structured as a (x) merger or consolidation, each shareholder holding Equity Securities shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation, (y) sale of Equity Securities, each shareholder shall agree to sell all of his, her or its Equity Securities on the terms and conditions approved by the Board or Oaktree, as applicable, or (z) a sale of assets, each shareholder shall vote its Equity Securities to approve such sale and any subsequent liquidation of the Corporation or other distribution of the proceeds therefrom, whether by written consent or at a meeting of the shareholders (as requested by the Board or Oaktree).  Each shareholder shall take all actions in connection with the consummation of the Approved Sale as reasonably requested by the Board or Oaktree, as applicable, including executing all agreements, documents and instruments in connection therewith in the form presented by the Board or Oaktree, as applicable.  Notwithstanding anything to the contrary in this ARTICLE SEVEN, the provisions of this ARTICLE SEVEN shall not apply to those shareholders who are required to hold their Common Stock through the DTC to the extent the rights and obligations provided for in this ARTICLE SEVEN are prohibited by the procedures or rules of the DTC.

The obligations of the shareholders with respect to the Approved Sale are subject to each shareholder participating in such Approved Sale being entitled to receive the consideration payable in the Approved Sale in the same portion of the aggregate consideration as such shareholder would receive if such aggregate consideration were distributed to the shareholders in a complete liquidation of the Corporation; provided that, the consideration payable to any shareholder shall be reduced by the aggregate principal amount plus all accrued and unpaid interest on any indebtedness owing from any such shareholder to the Corporation.

Notwithstanding anything herein to the contrary, in connection with an Approved Sale, (x) no shareholder shall be required to make affirmative representations or warranties with respect to the Corporation or Oaktree, except that such shareholder may be required to make representations and warranties in all cases in a manner no more onerous than as made or required to be made by Oaktree, and (y) the shareholders may be severally obligated to join on a pro rata basis (based on the amount by which each person's or entity’s share of the aggregate proceeds paid with respect to its Equity Securities would have been reduced had the aggregate proceeds available for distribution to such shareholders been reduced by the amount of such indemnity) in any indemnification obligation agreed to by the Board or Oaktree in connection with such Approved Sale, except that each shareholder may be fully liable for any breach by such shareholder of such shareholder's representations and warranties as to itself; provided that, except with respect to such shareholder’s representations and warranties as to itself, no shareholder shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the Transferees for any amount in excess of the aggregate proceeds to which such holder is entitled in such Approved Sale; provided further, that any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all shareholders (based on the amount by which each such shareholder's share of the aggregate proceeds otherwise payable with respect to its Equity Securities would have been reduced had the aggregate proceeds available for distribution to such shareholders been reduced by the amount placed in escrow).  Each shareholder shall enter into any contribution agreement requested by the Board or Oaktree to ensure compliance with this paragraph.

If the Corporation or any of its subsidiaries or Oaktree enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the United States Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the other shareholders that are not “accredited investors” (as defined in Rule 501 promulgated under the Securities Act) shall, at the request of Oaktree, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated under the Securities Act) designated by the Corporation and reasonably acceptable to Oaktree.  If any shareholder so appoints a purchaser representative, the Corporation (or the applicable subsidiary) shall pay the fees of such purchaser representative.  However, if any shareholder declines to appoint the purchaser representative designated by the Corporation or such subsidiary, such holder shall appoint another purchaser representative (reasonably acceptable to Oaktree), and such holder shall be responsible for the fees of the purchaser representative so appointed.

Except as otherwise provided in the paragraph above, each shareholder Transferring Equity Securities pursuant to this ARTICLE SEVEN shall pay its pro rata share of the expenses incurred by the shareholders and/or the Corporation in connection with such Approved Sale (based on the amount by which each person’s or entity’s share of the aggregate proceeds paid with respect to its Equity Securities would have been reduced had the aggregate proceeds available for distribution to such shareholders been reduced by the amount of such expenses), including by reducing the portion of the consideration to which such shareholder would be entitled in such Approved Sale.

If any shareholder fails to deliver any certificates representing its Equity Securities as required by this ARTICLE SEVEN, or in lieu thereof, a customary affidavit (and indemnity) attesting to the loss or destruction of such certificate(s), such shareholder (v) shall not be entitled to the consideration that such shareholder would otherwise receive in the Approved Sale until such holder cures such failure (provided that, after curing such failure, such holder will be so entitled to such consideration without interest), (w) shall be deemed, for all purposes, no longer to be a shareholder and shall have no voting rights, (x) shall not be entitled to any dividends or other distributions declared after the Approved Sale with respect to the Equity Securities held by such holder, (y) shall have no other rights or privileges granted to shareholders under this Agreement or any future agreement, and (z) in the event of liquidation of the Corporation, the consideration that such holder would have received if such holder had complied with this ARTICLE SEVEN shall be paid to such holder only upon coming into compliance with this ARTICLE SEVEN, all of the foregoing provisions of this paragraph to the extent permissible under applicable law.

If Oaktree or the Board approves a sale, in an underwritten public offering registered under the Securities Act, of the Corporation’s (or any successor’s) Equity Securities, each shareholder shall, vote for, consent to (to the extent it has any voting or consenting rights) and raise no objections against any such transaction, including any reorganization, recapitalization or other similar transaction involving the Corporation in connection with such public offering, and the Corporation, the Board and each shareholder shall take all reasonable actions in connection with the consummation of any such transactions as requested by Oaktree or the Board, as applicable; provided that in any such reorganization, recapitalization or other similar transaction involving the Corporation in connection with such public offering, such shareholder shall be afforded substantially equivalent economic terms with respect to the securities held by such shareholder immediately following such transaction as such shareholder enjoyed with respect to the Equity Securities held by it immediately prior thereto.

ARTICLE EIGHT

At least 10 days prior to any Transfer of Common Stock by Oaktree or its affiliates of at least eighty-five percent (85%) all of the Equity Securities held by such holders, such holders (the “Initiating Holders”) shall deliver a written notice (the “Sale Notice”) to the Corporation and to each other shareholder (the “Tag-Along Shareholders”), which such Sale Notice shall specify in reasonable detail the number of shares of Common Stock to be Transferred and the price and other terms and conditions of the Transfer; provided that this ARTICLE EIGHT shall not apply to Transfers (A) pursuant to a Public Sale, (B) pursuant to ARTICLE SEVEN or (C) to a Permitted Transferee.

Each Tag-Along Shareholder may elect to participate in the contemplated Transfer with respect to a number of shares of Common Stock not to exceed such Tag-Along Shareholder’s Tag-Along Portion by delivering written notice to the Initiating Holders within 10 days after delivery of the Sale Notice, and failure to deliver such notice shall be deemed a waiver of rights by such Tag-Along Shareholder under this ARTICLE EIGHT with respect to such Transfer.  For purposes of this ARTICLE EIGHT, “Tag-Along Portion” means, with respect to any Tag-Along Shareholder, a number of shares of Common Stock equal to (x) the quotient determined by dividing the aggregate number of shares of Common Stock owned by such Tag-Along Shareholder by the number of shares of Common Stock owned by the Initiating Holders and each Tag-Along Shareholder who has elected to participate in such Transfer in accordance with this paragraph, multiplied by (y) the aggregate number of shares of Common Stock to be sold in such Transfer as set forth in the Sale Notice.  Any Tag-Along Shareholder that elects to so participate shall be obligated to participate in the contemplated Transfer, with respect to the number and class of Common Stock so elected, for so long as the Initiating Holders intend to consummate such Transfer.  Each Tag-Along Shareholder participating in such Transfer shall be entitled to receive the same amount and form of consideration per share of Common Stock as the Initiating Holder receives in such Transfer.  If no Tag-Along Shareholder has elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 10-day period after delivery of the Sale Notice), then the Initiating Holders may, during the 120-day period immediately following the date of the delivery of the Sale Notice, Transfer the Common Stock specified in the Sale Notice at a price no greater and on other terms substantially the same as those specified in the Sale Notice.  Any shares of Common Stock identified in the Sale Notice but not Transferred within such 120-day period shall be subject to the provisions of this ARTICLE EIGHT upon subsequent Transfer.

No Initiating Holder shall Transfer any of its Common Stock to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Tag-Along Shareholders who have elected to participate in such Transfer in accordance with the preceding paragraph, unless the Initiating Holder or its designee acquires the Common Stock that otherwise would have been sold in such Transfer for the price and on the terms that such Tag-Along Shareholder would have been entitled to receive had such Tag-Along Shareholder(s) sold the Common Stock such Tag-Along Shareholder was entitled to sell in such Transfer as set forth in the Sale Notice.  Each shareholder Transferring Common Stock pursuant to this ARTICLE EIGHT (including in respect of the Transfer to the Initiating Holder or its designees referenced in the immediately foregoing sentence) shall pay its pro rata share of the expenses incurred by the shareholders in connection with such Transfer (based on the amount by which each shareholder’s share of the aggregate proceeds paid with respect to its Common Stock would have been reduced had the aggregate proceeds available for distribution to such shareholders been reduced by the amount of such expenses).  In connection with any such Transfer, (x) no Tag-Along Shareholder shall be required to make affirmative representations or warranties with respect to the Company or the Initiating Holders, except that such Tag-Along Shareholder may be required to make representations and warranties about itself in all cases in a manner no more onerous than as made or required to be made by the Initiating Holder about itself (the “Individual Shareholder Obligations”), and (y) the shareholders participating in such Transfer may be severally obligated to join on a pro rata basis (based on the amount by which each Shareholder’s share of the aggregate proceeds paid with respect to its Common Stock would have been reduced had the aggregate proceeds available for distribution to such shareholders been reduced by the amount of such indemnity) in any indemnification obligation agreed to by the Initiating Holders in connection with such Transfer, except that each shareholder may be fully liable for any breach by such shareholder of its own Individual Shareholder Obligations; provided that, except with respect to the Individual Shareholder Obligations, no shareholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Transferees for any amount in excess of the aggregate proceeds to which such holder is entitled in such Transfer; provided further, that any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all shareholders who participate in the Transfer (based on the amount by which each such shareholder’s share of the aggregate proceeds otherwise payable with respect to its Common Stock would have been reduced had the aggregate proceeds available for distribution to such shareholders been reduced by the amount placed in escrow).  Each shareholder participating in such Transfer shall enter into any contribution agreement requested by the Initiating Holders to ensure compliance with this paragraph.

Each shareholder participating in the contemplated Transfer shall take all actions in connection with the contemplated Transfer as reasonably requested by the Initiating Holders, including executing all agreements, documents and instruments in connection therewith in the form presented by the Initiating Holders (and not inconsistent with the provisions of this ARTICLE EIGHT).

ARTICLE NINE

All shares of Common Stock issued under its Second Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (other than to Oaktree) shall be issued in book-entry form, and DTC or its nominee shall be the holder of record of such shares.  Such shares may be represented by one or more global certificates registered with an agent for such shares, in the name of, and deposited with, DTC or its nominee. The ownership interest of each holder of such shares, and Transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC. All recipients of such shares shall be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such shares may be deposited.

ARTICLE TEN

Prior to and as a condition to any shareholder receiving any confidential and proprietary information or trade secrets of the Corporation or any of its subsidiaries, including without limitation any information regarding identifiable, specific and discrete business opportunities being pursued by the Corporation or any of its subsidiaries, such shareholder shall, unless otherwise determined by the Board, execute and deliver to the Corporation a confidentiality agreement satisfactory to the Corporation.

ARTICLE ELEVEN

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE TWELVE

Meetings of shareholders may be held within or outside of the Republic of the Marshall Islands (the “Republic”), as the by-laws of the Corporation may provide.  The books of the Corporation may be kept outside the Republic at such place or places as may be designated from time to time by the Board or in the by-laws of the Corporation.  Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE THIRTEEN

To the fullest extent permitted by the Marshall Islands Business Corporations Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.  Any repeal or modification of this ARTICLE THIRTEEN shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE FOURTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation in the manner now or hereafter prescribed herein and by the laws of the Republic, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE FIFTEEN

To the maximum extent permitted from time to time under the law of the Republic, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or shareholders, other than those officers, directors or shareholders who are employees of the Corporation.  No amendment or repeal of this ARTICLE FIFTEEN shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder for or with respect to any opportunities of which such officer, director, or shareholder becomes aware prior to such amendment or repeal.

ARTICLE SIXTEEN

The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Islands Business Corporations Act may have.

ARTICLE SEVENTEEN

No shareholder shall have any preemptive rights except as expressly set forth in a written agreement between such shareholder and the Corporation.

ARTICLE EIGHTEEN

For the purposes of these articles of incorporation:

1.           “Business Day” means any day other than a Saturday, Sunday or other day on which banks located in New York City and the Marshall Islands are authorized or obligated to close.

2.           “DTC” means the Depository Trust Company.

3.           “Equity Securities” means, with respect to the Corporation, (i) shares of Common Stock and any other capital stock of the Corporation from time to time outstanding, (ii) obligations, evidences of indebtedness or other securities or interests, in each case that are convertible or exchangeable into shares of Common Stock or any other capital stock of the Corporation and (iii) warrants, options or other rights to purchase or otherwise acquire shares of Common Stock or any other capital stock of the Corporation.

4.           “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5.           “Oaktree” means OCM Marine Holdings TP, L.P., a Cayman Islands exempted limited partnership and OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company.

6.           “Participant” means an institution that has an account with the depositary, with respect to a share of Common Stock or a warrant in its account.

7.           “Permitted Transferee” means (i) with respect to any shareholder who is a natural person, such shareholder’s spouse and lineal descendants (whether natural or adopted) and any trust that is and at all times remains solely for the benefit of the shareholder and/or the shareholder’s spouse and/or lineal descendants, and (ii) with respect to any shareholder which is an entity, any of such shareholder’s wholly owned Subsidiaries and parent companies that wholly own such shareholder and equityholders of such shareholder pursuant to a distribution in accordance with such shareholder’s governing documents.

8.           “Public Sale” means any sale of Equity Securities or other securities to the public pursuant to an offering registered under the Securities Act or through a broker, dealer or market maker pursuant to the provisions of Rule 144 promulgated under the Securities Act.

9.           “Restriction Release Date” means the date on which the Corporation has a class of equity securities registered under Section 12(b) or Section 12(g) of the Exchange Act or is otherwise required to file reports under Section 13 or Section 15(d) of the Exchange Act.

10.         “Sale of the Company” means a bona fide sale of the outstanding Equity Securities or assets of the Corporation on an arm’s length basis to any person or entity (other than the Corporation, any subsidiary of the Corporation, Oaktree, or any affiliate of any of the foregoing) pursuant to which such person or entity, together with its affiliates, acquires (i) a majority of the voting power represented by the outstanding Equity Securities (whether by merger, consolidation, sale or Transfer of Equity Securities or otherwise) or (ii) all or substantially all of the Corporation’s and its subsidiaries’ assets determined on a consolidated basis.

11.         “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.  Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

12.         “Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof.  The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

13.         “Transfer Agent” means a trust company, bank or other custodian assigned by the Corporation to maintain books and records with respect to the ownership of record of shares of any class of capital stock.

*     *     *     *     *

/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President and Chief Financial Officer

Signature Page to Amended and Restated Articles of Incorporation